Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2ASR of our reports dated February 26, 2025 relating to the financial statements of Blackstone Secured Lending Fund and subsidiaries and the effectiveness of Blackstone Secured Lending Fund and subsidiaries’ internal control over financial reporting, appearing in the Form 10-K of Blackstone Secured Lending Fund for the year ended December 31, 2024.

We also consent to the reference to us under the headings “Financial Highlights”, “Senior Securities”, and “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 11, 2025